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                                                                   EXHIBIT 10.15

                            THIRD AMENDMENT TO LEASE

        THIS THIRD AMENDMENT TO LEASE (this "Amendment") is dated for reference purposes only as October 27, 1998, by and between CARRAMERICA REALTY CORPORATION, a Maryland corporation ("Landlord"), and WIRE NETWORKS, INC. ("Tenant").

                                    RECITALS

A. Golden Century Investment Company ("Golden Century"), Landlord's predecessor in interest, and Tenant entered into that certain Lease Agreement dated November 7, 1994, and the Addendum thereto (collectively, the "Original Lease") for Suite 150 (approximately 6,500 rentable square feet) of that certain building commonly known as 1820 Gateway Drive in San Mateo, California ("Building 3"). Golden Century and Tenant entered into that certain Addendum II to the Original Lease pursuant to which the size of Suite 150 was increased by 3,041 rentable square feet for a total of 9,541 rentable square feet (the "Initial Premises"). Landlord and Tenant agree and acknowledge that the date of the Original Lease is incorrectly identified as November 8, 1994 (instead of November 7, 1994) in both Addendum and Addendum II.

B. Landlord and Tenant entered into that certain First Amendment to Lease dated July 21, 1997 (the "First Amendment"), pursuant to which the size of the Initial Premises was expanded to include Suites 105, 107 and 108 (collectively, the "Original Premises"), and the Lease Term was extended.

C. Landlord and Tenant entered into that certain Second Amendment to Lease dated August 31, 1997 (the "Second Amendment"), pursuant to which the commencement dates for the expansion space added by the First Amendment were modified.

D. The Initial Lease as amended by the Addendum, Addendum II, the First Amendment, Second Amendment, and this Amendment shall be referred to herein as the Lease.

E. Landlord and Tenant desire to further expand the size of the Premises and to extend the Term, pursuant to the terms and conditions set forth below.

        NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby mutually promise, covenant and agree as follows:

        Effectiveness of Amendment. Notwithstanding any provision herein to the contrary, the effectiveness of this Amendment shall be expressly conditioned upon the Landlord's receipt of the cash sum of $18,563.70 (i.e., the increase in the Security Deposit referred to in paragraph 7 below).

        Premises. As of the Expansion Space Commencement Date (as defined in paragraph 3 below), Section 1 of the Lease shall be amended to include approximately 3,376 rentable square


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feet identified as Suite 110 in Building 2 (the "Expansion Space") and described in more detail in Exhibit A, attached hereto. Any reference in the Lease to the "Building" shall mean a reference to Building 2 and/or Building 3, as appropriate. As the Expansion Space Commencement Date, the term "Premises" shall mean all of the Original Premises and the Expansion Space, which totals approximately 17,486 rentable square feet. Landlord and Tenant hereby agree that as of the Expansion Space Commencement Date, (i) the rentable square footage of the Premises shall be 17,486 rentable square feet, and (ii) neither Tenant nor Landlord shall have the right to remeasure the square footage of the Premises during the "Term" of this Lease (as defined below).

        Term. Commencing on January 1, 1999 (the "Expansion Space Commencement Date") and continuing through and including December 31, 2001 (the "Expansion Space Expiration Date"), Tenant shall commence to perform all of its covenants and obligations under the Lease with respect to the Expansion Space, including the obligation to pay rent and all other amounts due under the Lease. Notwithstanding the foregoing, Landlord shall exercise commercially reasonable efforts to make the Expansion Space available to Tenant for early occupancy on or about November 1, 1998, for the sole purpose of installing certain equipment, trade fixtures and furniture therein. Any early occupancy of the Expansion Space by Tenant shall be subject to the terms of the Lease, except that Tenant's obligation to pay Landlord the Base Monthly Rental for the Expansion Space shall not commence until the Expansion Space Commencement Date. The Expansion Space Commencement Date shall not be dependent upon the completion of any interior tenant improvements. Section 2 of the Lease is further amended to provide that the Term for the Original Premises shall be extended by four (4) months so that "Expiration Date" for the entire Premises shall now be December 31, 200l.

        Rent. As of the Commencement Date (as described in Section 3 of this Amendment), the first sentence of Section 3(a) of the Lease shall be amended to set forth the

Base Monthly Rental for the Expansion Space as follows:


                                               Expansion Space
Period                                         Base Monthly Rental:
------                                         --------------------
January 1, 1999 through December 31, 1999      $10,128.00 per month
January 1, 2000 through December 31, 2000      $10,465.60 per month
January 1, 2001 through December 31, 2001      $10,803.20 per month


        In addition to the foregoing amounts, commencing on September 1, 2001 and on the first of each month thereafter for the remainder of the Term, Tenant shall pay Base Monthly Rental to Landlord in the amount of $47,974.00 (i.e. $3.40 per rentable square foot) per month for the Original Premises.

        Base Year. As of the Commencement Date, Section 3(b) of the Lease shall be amended to establish the "Base Year" for the Expansion Premises only as the 1999 calendar year.

        Tenant's Proportionate Share. As of the Expansion Space Commencement Date, the Tenant's Proportionate Share of Building 2 for the Expansion Space shall be 4.82%. Thus as of the Expansion Space Commencement Date, Tenant's aggregate Proportionate Share of Building 3 shall be 20.16%


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        Security Deposit. Section 4 of the Lease is amended to increase the amount of the Security Deposit from $40,213.50 to $58,777.2. Concurrently with Tenant's execution and delivery of this Amendment, Tenant shall deliver to Landlord the amount of $18,563.70 so that the total amount of Security Deposit held by Landlord pursuant to Section 4 of the Lease shall be equal to the total Base Monthly Rental to be paid by Tenant for the entire Premises during the last month of the Term (i.e., $47,974.00 for the Original Premises and $10,803.20 for the Expansion Space).

        Tenant Improvements. Tenant agrees and acknowledges that Landlord shall provide the Expansion Space in its "as-is" condition with existing paint and carpet, except that Landlord shall provide the HVAC, electrical, plumbing and roof systems for the Expansion Space in good working condition as of the Expansion Space Commencement Date. Tenant may, at its own cost, construct any interior improvements or alterations within the Expansion Space, subject to Landlord's prior written approval, which shall not be unreasonably withheld. Landlord agrees to reimburse Tenant for the costs associated with the construction of such approved interior improvements or alterations within the Expansion Space (the "Expansion Space Tenant Improvements"), subject to the following terms and conditions: (i) in no event shall Landlord be obligated to reimburse Tenant for any Tenant Improvements costs incurred in excess of $3,376.00 (the "Expansion Space Tenant Improvements Allowance"), (ii) Tenant shall deliver a written request to Landlord for reimbursement out of the Expansion Space Tenant Improvements Allowance (including reasonable evidence showing that such costs have been incurred in connection with the improvement of the Expansion Space), (iii) all proposed work must be approved by Landlord in writing prior to the commencement thereof, and (iv) Landlord must receive Tenant's reimbursement request (including the supporting documentation) on or before January 31, 1999.

        Real Estate Broker. Tenant warrants for Landlord's benefit that it has not had any dealings with any real estate brokers or salesmen or incurred any obligations for the payment of real estate brokerage commissions or finder's fees which would be earned or due and payable by reason of the execution of this Amendment, except for the leasing commission to be paid to Cushman & Wakefield to be paid by Landlord, and Tenant agrees to indemnify, defend and hold Landlord harmless from any claims made any party other than Cushman & Wakefield to the extent such third party's claims arise as a result of or in connection with Tenant's activities.

        Governing Law. This Amendment shall be governed by and be construed under the laws of the State of California.

        Attorneys' Fees. in any arbitration, quasi-judicial or administrative proceedings or any action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party's rights or remedies under this covenant or any of such party's rights or remedies under this Amendment, including any action for declaratory relief, or any action to collect any payments required under this Amendment or to quiet title against the other party, the prevailing party shall be entitled to reasonable attorneys' fees and all costs, expenses and disbursements in connection with such action, including the costs of reasonable investigation, preparation and professional or expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party.


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        Successors. All terms and provisions of this Amendment shall be binding upon, be enforceable by, and shall inure to the benefit of, the respective assignees and successors of the parties hereof.

        Confirmation of Lease. Except as amended by this Third Amendment, the parties hereby agree and confirm that the Lease is in full force and effect. In the event of any conflict between the Lease and this Third Amendment, the terms of this Third Amendment shall control.

        IN WITNESS HEREOF, the parties hereto have executed this Third Amendment as of the date first written above.

"Tenant"

WIRE NETWORKS, INC.



By:     /s/ Michael D. Perry
   -------------------------------
Name:   Michael D. Perry
     -----------------------------
Its:    CFO                             Date:          10/27/98
    ------------------------------           -------------------------------

"Landlord"

CARRAMERICA REALTY CORPORATION,
a Maryland corporation



By:     /s/ Philip Hawkins
   -------------------------------
Name:   Philip L. Hawkins
     -----------------------------
Its:    Chief Operating Officer         Date:          10/27/98
    ------------------------------           -------------------------------


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                                   Exhibit A
                         Description of Expansion Space




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